Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333-201677

Free Writing Prospectus dated February 4, 2015

Fantex, Inc.

On January 29, 2015,  Bleacher Report Radio (“Bleacher Report”), ESPN 980-Washington (“ESPN 980”), NBC Sports Radio with Newy Scruggs (“NBC Sports”) and Sirius XM NFL: The Opening Drive (“Sirius XM”) broadcasted interviews (each a “Broadcast” and collectively, the “Broadcasts”) with Cornell “Buck” French, Chief Executive Officer of Fantex, Inc. (referred to in this filing as “we,” “us,” “Fantex” or the “Company”), and Mohamed Sanu, the transcripts of which are attached hereto as Annex A, Annex B, Annex C and Annex D, respectively. The Broadcasts reference the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”), the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”), the Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”), the Fantex Series Alshon Jeffery Convertible Tracking Stock (“Fantex Series Alshon Jeffery”) and the Fantex Series Michael Brockers Convertible Tracking Stock (“Fantex Series Michael Brockers,” and, together with Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu and Fantex Series Alshon Jeffery, the “Tracking Stocks”) of the Company (the “Vernon Davis Offering,” the “EJ Manuel Offering,” the “Mohamed Sanu Offering,” the “Alshon Jeffery Offering” and the “Michael Brockers Offering,” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476, 333-194256, 333-196437, 333-198986 and 333-201677, respectively), as amended (the “Vernon Davis Registration Statement,” the “EJ Manuel Registration Statement,” the “Mohamed Sanu Registration Statement,” the “Alshon Jeffery Registration Statement” and the “Michael Brockers Registration Statement,” respectively, and collectively the “Registration Statements”), that the Company has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Vernon Davis Offering was completed on April 28, 2014, the EJ Manuel Offering was completed on July 21, 2014 and the Mohamed Sanu Offering was completed on November 3, 2014. The Broadcasts reference the Offerings and quote certain statements made by Cornell “Buck” French, the Chief Executive Officer of the Company. However, and as described further below under “Corrections and Clarifications,” the Broadcasts contain certain factual inaccuracies and inconsistencies with the information contained in the Registration Statements.

The Broadcasts were not prepared or reviewed by the Company or any other offering participant prior to their publication. The publishers of the Broadcasts are not affiliated with the Company. The Company made no payment and gave no consideration to the publishers in connection with the publication of the Broadcasts or any other broadcasts published by the publishers concerning the Company. With the exception of statements and quotations attributed directly to Mr. French or derived from the Company’s Registration Statements, the Broadcasts represent the authors’ opinions and the opinions of others, which are not endorsed or adopted by the Company or any other offering participant.

You should consider statements in the Broadcasts or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

Bleacher Report

•                  During the Broadcast, Bleacher Report speaker Nicole references “buy[ing] stock in [Mohamed Sanu].” Bleacher Report unidentified speaker #1 references “the current trading price for a piece of Mohamed Sanu.” Mohamed Sanu references “[being] publicly traded,” “buy[ing] stock in me,” “invest[ing] in what I’m doing,” “being [his] own company,”  and that he “[is] basically a company” and  “run[s his] own business.” The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company and does not represent an interest in a separate legal entity. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Brand Agreement effective as of October 30, 2013, by and among Vernon Davis, The Duke Marketing LLC and the Company (the “Vernon Davis Brand Contract”). Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ Manuel, his brand or the Brand Agreement effective as of

February 14, 2014, by and among EJ Manuel, Kire Enterprises LLC and the Company (the “EJ Manuel Brand Contract”). Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Brand Agreement effective as of May 14, 2014, by and between Mohamed Sanu and the Company (the “Mohamed Sanu Brand Contract”). Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Brand Agreement effective as of September 18, 2014, by and among Alshon Jeffery, Ben and Jeffery Inc. and the Company (the “Alshon Jeffery Brand Contract”). Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Brand Agreement effective as of January 9, 2015, by and among Michael Brockers, Brockers Marketing, LLC and the Company (the “Michael Brockers Brand Contract” and, together with the Vernon Davis Brand Contract, EJ Manuel Brand Contract, the Mohamed Sanu Brand Contract and the Alshon Jeffery Brand Contract, the “Brand Contracts”).

•                  During the Broadcast, Bleacher Report speaker Nicole references that “[w]ith that jacket [Mohamed Sanu’s stock has] definitely gone up.” The Company clarifies that the performance or market price for a Tracking Stock depends on many factors and may not reflect the performance of the associated Brand Contract or Contract Party. An investment in a Tracking Stock is an investment in the Company. Holders of a Tracking Stock will be common stockholders of the Company as a whole and, as such, will be subject to all risks associated with an investment in the Company and all of its Tracking Stocks, assets and liabilities. As a result, the market price of a Tracking Stock may reflect the performance of the Company as a whole or may more independently reflect the performance of some or all of the assets attributed to the associated brand.

ESPN 980

•                  During the Broadcast, ESPN 980 unidentified host references “where [Mohamed Sanu is] trading, where [Mohamed Sanu’s] stock is,” “a stock exchange for players” and that “[Fantex] offered 10% of Mohamed Sanu’s future earnings to the public.” The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Vernon Davis Brand Contract. Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ Manuel, his brand or the EJ Manuel Brand Contract. Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Mohamed Sanu Brand Contract. Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Alshon Jeffery Brand Contract. Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Michael Brockers Brand Contract.

•                  During the Broadcast, ESPN 980 unidentified host references “the futures [of athletes’] careers” and that “[Fantex] offered 10% of Mohamed Sanu’s future earnings to the public.” Mr. French references “[Mohamed Sanu’s] future cash flow potential,” “enhanc[ing Mohamed Sanu’s] future cash flow stream, [though] not for what he does on the field,” “[Mohamed Sanu’s] brand [] generat[ing] income,” that “[Fantex] acquired the future cash flow stream of professional athletes” and that “Mohamed Sanu’s future brand income [includes] what he does on the field, current and future NFL playing contracts, off the field endorsements, appearance fees, [and] post career [earnings in] broadcasting.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired interests in the brand income, as defined in each of the Brand Contracts, of Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers (each a “Contract Party,” and together, the “Contract Parties”). Brand income generally means gross monies or other consideration (including rights to make investments) that each Contract Party receives as a result of his skills and brand, including salary and wages from being an athlete in the National Football League (“NFL”) and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes). A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  During the Broadcast, ESPN 980 unidentified host references “[Fantex] raised $1.6 million … which [it] gave to [Mohamed Sanu], which puts [Mohamed Sanu’s] value at $16 million future earnings.” Mr. French references that “[Fantex] paid [Mohamed Sanu] $1.6 million,” “[Fantex] estimate[s Mohamed Sanu’s] future contracts at about $30 million” and “[Fantex] bought [Mohamed Sanu’s future cash flow potential] at $16 million.” The Company clarifies that the Mohamed Sanu Registration Statement was declared effective by the SEC on October 27, 2014 and the Mohamed Sanu Offering closed on November 3, 2014, at which time trading began. The Company further clarifies that on November 3, 2014, as consideration for the acquired brand income (“ABI”) under the Mohamed Sanu Brand Contract, the Company paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments due under the Mohamed Sanu Brand Contract have been timely delivered to the Company) less ABI due to the Company under the Mohamed Sanu Brand Contract for the period between May 14, 2014 and November 3, 2014. The Company further clarifies that, based on its discounted cash flow analysis, the Company estimated that Mohamed Sanu would earn approximately $29.0 million gross during his playing career without discounting to present value. A more detailed description of Mohamed Sanu’s estimated brand income is available in the Mohamed Sanu Registration Statement.

•                  During the Broadcast, ESPN 980 unidentified host references that “ [Fantex] started with … Vernon Davis.” The Company further clarifies that its first brand contract was that certain Brand Agreement effective as of February 28, 2013, by and among Arian Foster, The Ugly Duck, LLC and the Company, as amended and restated May 24, 2013 and August 21, 2013 (the “Arian Foster Brand Contract”). On November 12, 2013, after confirming reports that Arian Foster would undergo season-ending back surgery, the Company announced that it was postponing the initial public offering of the Fantex Series Arian Foster Convertible Tracking Stock (the “Arian Foster Offering”). Although the Company will continue to work with Arian Foster through his recovery and intends to continue with the Arian Foster Offering at an appropriate time in the future, the Company cannot guarantee that the Arian Foster Offering will be consummated or that the Arian Foster Offering will be resumed upon the same terms prior to postponement.

•                  During the Broadcast, ESPN 980 unidentified host references that “ [Fantex has] four players now.” The Company clarifies that it has entered into six Brand Contracts: the Vernon Davis Brand Contract, the EJ Manuel Brand Contract, the Mohamed Sanu Brand Contract, the Alshon Jeffery Brand Contract, the Arian Foster Brand Contract and the Michael Brockers Brand Contract.

•                  During the Broadcast, ESPN 980 unidentified host references that “Fantex … is … essentially a stock exchange for players.” The Company clarifies that Fantex, Inc. is a brand building company that purchases a minority interest in an athlete’s brand pursuant to a brand contract and works to increase the value of the brand. In order to fund the purchase of such minority interest, Fantex, Inc. develops a tracking stock that is designed to track and reflect the economic performance of the brand, which tracking stock the Company offers to the public through an initial public offering. Contingent upon the successful completion of the initial public offering, the Company then pays the athlete the purchase price of the minority interest. The Company then collects its minority interest from the athlete pursuant to the applicable brand contract.  Fantex Brokerage Services, LLC (“FBS”), a registered alternative trading system, is the Company’s affiliated broker-dealer and the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.

NBC Sports

•                  During the Broadcast, Mr. French references “Mo[hamed Sanu’s] future brand income [which includes] his current and future NFL playing contracts, endorsements, appearance fees.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired interests in the brand income, as defined in each of the Brand Contracts, of Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers. Brand income generally means gross monies or other consideration (including rights to make investments) that each Contract Party receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes). A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  During the Broadcast, NBC Sports unidentified speaker #1 references “$1.6 million. Mr. French references that “[the Company]  paid [Mohamed Sanu] $1.6 million.” The Company clarifies that on November 3, 2014, as consideration for the ABI under the Mohamed Sanu Brand Contract, the Company paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments due under the Mohamed Sanu Brand Contract have been timely delivered to the Company) less ABI due to the Company under the Mohamed Sanu Brand Contract for the period between May 14, 2014 and November 3, 2014.

Sirius XM

•                  During the Broadcast, Sirius XM unidentified speaker #1 references “purchas[ing] a[n] interest in an athlete,” “buy[ing] stock in players,” “buy[ing] stock in Mohamed [Sanu]” and “[Mohamed Sanu’s] current stock price.” Mr. French references that “cash flow [is] tied to the brand of Mohamed Sanu,” “[Mohamed Sanu] has gone up from $10,” “[Mohamed Sanu’s] multimillion dollar corporation … not a corporation corporation but … it generates millions of dollars” and “[the Mohamed Sanu] contract may register as a security … to create a stock that trades.” The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company and does not represent an interest in a separate legal entity. The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Vernon Davis Brand Contract. Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ Manuel, his brand or the EJ Manuel Brand Contract. Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Mohamed Sanu Brand Contract. Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Alshon Jeffery Brand Contract. Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Michael Brockers Brand Contract.

•                  During the Broadcast, Mr. French references that “future cash flow … [includes Mohamed Sanu’s] current [and] future NFL playing contracts, endorsements, appearance fees … his off field as well … [h]is post career around his consumer persona” and “[Sanu’s] cash flow stream.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired interests in the brand income, as defined in each of the Brand Contracts, of Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers. Brand income generally means gross monies or other consideration (including rights to make investments) that each Contract Party receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes). A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  During the Broadcast, Sirius XM unidentified speaker #1 references that “making those one handed catches … [Mohamed Sanu’s s]tock [goes] up.” Mr. French references that “it’s all about the underlying cash flow.” The Company clarifies that the performance or market price for a Tracking Stock depends on many factors and may not reflect the performance of the associated Brand Contract or Contract Party. An investment in a Tracking Stock is an investment in the Company. Holders of a Tracking Stock will be common stockholders of the Company as a whole and, as such, will be subject to all risks associated with an investment in the Company and all of its Tracking Stocks, assets and liabilities. As a result, the market price of a Tracking Stock may reflect the performance of the Company as a whole or may more independently reflect the performance of some or all of the assets attributed to the associated brand.

•                  During the Broadcast, Sirius XM unidentified speaker #1 references that “[Mohamed Sanu’s] valuation is $11.6 million,” “$16 million … $16 million for Mohamed Sanu” and “$1.6 … [Mohamed Sanu’s] valuation is $16 million.” Mr. French references that “[Fantex] paid [Mohamed Sanu] $1.6 million” and “[Mohamed Sanu’s] valuation is $16 million.” The Company clarifies that on November 3, 2014, as consideration for the ABI under the Mohamed Sanu Brand Contract, the Company paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments due under the Mohamed Sanu Brand Contract have been timely delivered to the Company) less ABI due to the Company under the Mohamed Sanu Brand Contract for the period between May 14, 2014 and November 3, 2014.

•                  During the Broadcast, Sirius XM unidentified speaker #1 references “Vernon Davis … was the first [athlete].” The Company further clarifies that its first brand contract was the Arian Foster Brand Contract. On November 12, 2013, after confirming reports that Arian Foster would undergo season-ending back surgery, the Company announced that it was postponing the Arian Foster Offering. Although the Company will continue to work with Arian Foster through his recovery and intends to continue with the Arian Foster Offering at an appropriate time in the future, the Company cannot guarantee that the Arian Foster Offering will be consummated or that the Arian Foster Offering will be resumed upon the same terms prior to postponement.

•                  During the Broadcast, Sirius XM unidentified speaker #1 references “maybe even buy[ing Tracking Stocks].” The Company clarifies that the Offerings are highly speculative and the Company’s Tracking Stocks involve a high degree of risk. Investing in the Company’s Tracking Stocks should be considered only by persons who can afford the loss of their entire investment. A more detailed description of the risks of an investment in the Company’s Tracking Stocks may be found in the Registration Statements.

•                  During the Broadcast, Sirius XM unidentified speaker #1 references that “Fantex is gonna help you get stuff.” The Company clarifies that Fantex, Inc. is a brand building company that purchases a minority interest in an athlete’s brand pursuant to a brand contract and works to increase the value of the brand. In order to fund the purchase of such minority interest, Fantex, Inc. develops a tracking stock that is designed to track and reflect the economic performance of the brand, which tracking stock the Company offers to the public through an initial public offering.

•                  During the Broadcast, Mr. French references that “there[ are] no[ commitments for Mohamed Sanu].” The Company clarifies that, pursuant to the Mohamed Sanu Brand Contract, Mohamed Sanu has agreed that if he retires or resigns from the NFL within two years of the closing of the Mohamed Sanu Offering for any reason other than injury, illness or a medical condition, he will be required to pay Fantex approximately $1.64 million (net of any amounts previously paid to the Company) at the sole election of the Company. Mohamed Sanu has agreed to indemnify Fantex against all liabilities incurred by the Company as a result of third-party claims arising out of or relating to any breach of the terms or conditions of the Mohamed Sanu Brand Contract. Mohamed Sanu has further agreed to notify Fantex of any opportunity he receives to invest, including the right to purchase stock or other equity interests, for which the Company retains a right to participate with Mohamed Sanu as a co-investor. A more detailed description of Mohamed Sanu’s obligations is available in the Mohamed Sanu Registration Statement.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, future brand income under the Company’s brand contracts with Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers, respectively, the longevity of Vernon Davis’s, EJ Manuel’s, Mohamed Sanu’s, Alshon Jeffery’s and Michael Brockers’s careers, respectively, results of operations, expectations for the use of the net proceeds from the Offerings, prospects, growth and strategies, plans, market opportunities and the trends that may affect the Company, Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers. The Company generally identifies forward-looking statements by words such as “believe,” “expect,” “intend,” “may,” “should,” “will,” “would” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Transcript of the Broadcast

MEDIA:	Radio Interview
STATION:	Recorded
DATE:	January 29, 2015
PROGRAM:	“Bleacher Report Radio”
SUBJECT:	Mohamed Sanu on Fantex

Unidentified Speaker # 1:

And, for our listeners, Nicole did just take her stilettos and put them on the table to stay.

Nicole, Unidentified Speaker:

Yeah, I did.

Mohamed Sanu, Wide Receiver, NFL, Cincinnati Bengals:

She ain’t got no manners in front of the guests.

Nicole, Unidentified Speaker:

Oh, right.

Mohamed Sanu, Wide Receiver, NFL, Cincinnati Bengals:

No manners in front of the guests.

Nicole, Unidentified Speaker:

I’m sure Mohamed is okay with that.  So, just to let you know as we kick off this interview, the guy sitting to my right here, diehard Bengals fan.

Unidentified Speaker # 2:

I grew up in Cincinnati.  So, …

Unidentified Speaker # 1:

What part?

Unidentified Speaker # 2:

Clifton.  Yeah.  So, I have been part of that I think it’s been years.  I think this is the year and I have a friend of mine comedian Gary O and I don’t know if you know …

Mohamed Sanu, Wide Receiver, NFL, Cincinnati Bengals:

I know Gary.  Gary is a great Bengals fan.

Unidentified Speaker # 3:

Yes.  Exactly.  You have him on the show.  He and I go back a ways and so, we get kind of hyped.  I think this might be finally… I think this might be finally… and then it doesn’t get there.  What has to happen with this team to close the way you guys started?

Mohamed Sanu, Wide Receiver, NFL, Cincinnati Bengals:

I just think we got to, you know, have that mindset throughout, and you know when we get to that point you know amp it up a little bit more for like you know in certain situations, guys are focusing in too much you know.  Get a little tighter than they should be instead of you know being real like so confident.  You know, how they’ve been all season.

Unidentified Speaker # 1:

Where do you think that’s a by-product of?  Is it the age of the team?  Is it—what prompts that?

Sanu:

I’m not sure.  I just think it’s, you know something that you know we have to work on.  I know, I don’t think it’s the age of the team cause you have different variations of ages.  We got older guys, younger guys.  We got guys have been in the league for a couple of years.  So, I just think you know we have to find out you know what it is and we gotta fix that issue.

Nicole, Unidentified Speaker:

If there’s anything that your quarterback needs to fix, I mean, obviously he has criticized for not coming up clutch when he needs to.  He was booed off the field at the Pro Bowl.  When you look at your quarterback, is there anything that you think—okay may be he would work on this or do you think it’s just bad luck for him?

Sanu:

I don’t know.  I just feel like you know he just has to be— when he’s in you know, a tough situation, just take a deep breath and know that he’s been there before and just, you know play the game that [unintelligible].

Unidentified Speaker # 1:

You know, yesterday we had your offensive coordinator here yesterday.

Sanu:

That’s my guy.

Unidentified Speaker # 1:

Trust me.  I know he’s your guy because I’ve seen you in your first couple of years in the NFL.  And, it started you know… it’s a learning process.  But then this year—and I know the injury to Marvin Jones, and there’s only one football, and Andrew Hawkins goes away in free agency,  AJ Green goes down and at points throughout this season with an injury as well.  And, all of a sudden, boom, there’s Mohamed Sanu.  And talk about the confidence that you played with.  The excitement, the unbelievable catches you’ve made this year, was that a point of hard work and just believing in yourself and say look my time will come.  I’m playing opposite with one of the best receivers in the game.  My time will come.

Sanu:

Pretty much.  I was just you know staying right in the moment—that moment changes.  You know, you never know where you just gotta be prepared, you gotta you know work hard at it all year.  Your tools, your game, and when opportunities come you gotta take advantage of it.

Unidentified Speaker # 1:

Is that just something from Rutgers?  Cause I start looking around at rosters around the NFL and I’m seeing Rutgers University is almost on every single roster.  How many guys right now do you think is playing for Rutgers University right now?  Especially in this Super Bowl.

Sanu:

In this Super Bowl I know there it is at least 4 or 5.  There’s a lot of you know teammates, college teammates, I played with all the guys that went to Rutgers, cause you know those guys are my brothers.  It’s just something we grew to learn at Rutgers.  It’s just you know when your time and opportunity comes, you gotta stay focused.  Just chop that moment.  You know you can’t you know look forward.  You can’t look behind you.  You just got to stay with that moment and when opportunity comes take advantage of it.

Nicole, Unidentified Speaker:

Mohamed, before we get on to Sunday and kind of what your take is on the Super Bowl with the team, I want to get to this Fantex and what you’re doing right now with Fantex.

Sanu:

I’m right now, I’m basically a company.  You know, to run my own business.  I’m publicly traded.  People can buy stock with me and you know feel they in need to invest in what I’m doing and I think I’m doing a great job.  And, it’s up to you know everybody out there to take a look into it.

Nicole, Unidentified Speaker:

When they approached you because they’ve seen this, there’s you know several athletes that are doing this.  Did you have to think twice or was it an immediate “yes, you can buy stock in me?”

Sanu:

I thought about it for a little bit and I, you know did my research and you know I heard what was it about and you know I loved the idea of it.  You know, being your own company and you know being your own businessman and also you know taking you know part of you know stuff off the field as far as on the field.  So, it’s a great, you know blessing to be a part of something like this and you got to take full advantage.

Unidentified Speaker # 1:

And, for anybody who wants to know the current trading price for a piece of Mohamed Sanu is $12.30 as of January 27th.  Have we checked today?  Have we checked the ticker?  Has it gone up or down?  [laughter]

Nicole, Unidentified Speaker:

With that jacket it’s definitely gone up.

Unidentified Speaker # 1:

Oh, yeah.

Nicole, Unidentified Speaker:

It’s no good to lie.

Unidentified Speaker # 1:

That’s sharp man.

Sanu:

Thank you.

Unidentified Speaker # 1:

It’s sharp man.

Nicole, Unidentified Speaker:

Okay.  So, give us your pick.  Sunday.  Is it going to be a close game?  We’ve heard a lot of close games.  The scores have been within one touchdown.  I mean, it’s …

Unidentified Speaker # 1:

You played against the Patriots this year.

Sanu:

I agree.  I played against them man.  Man, it was phenomenal.  Great offense.  Great quarterback in Tom Brady.  He knows how to command that offense and he knows where he’s gonna go with the ball and how to attack defense.  You know Bill Belichick has his defense you know.  Drop down to a tee.  They know how to stop everything.  They know what’s coming.  They know how to prepare for this player and that player and how to shut this guy down and so it’s gonna be a tough, tough matchup.  So, I’m thinking I’m gonna go with the Patriots.

Unidentified Speaker # 1:

The Patriots.

Sanu:

Yeah.  I’m thinking I’m gonna go with the Patriots.  I know it’s gonna be tough and I know Tom Brady is probably gonna pull this one out.

Nicole, Unidentified Speaker:

He has the sniffles though.  So, we need to make sure [unintelligible].  [crosstalk].

Unidentified Speaker # 1:

I’m just hoping when we do this show next year that we won’t be able to have you on.

Sanu:

I totally agree.

Unidentified Speaker # 1:

You will be bunkered.  Are you ready for the game?

Sanu:

I totally agree with you.

Nicole, Unidentified Speaker:

[unintelligible] is going to say, this is the year.  This is the year.  Mohamed’s year.

Unidentified Speaker # 1:

Done it before, I’ll do it again.

Nicole, Unidentified Speaker:

Mohamed Sanu, Bengals Wide Receiver joining us here on the VR Spotlight.  Thank you so much for taking the time and enjoy the week here.

Sanu:

I’m trying [unintelligible].

* * * * *

Annex B

Transcript of the Broadcast

MEDIA:	Radio Interview
STATION:	Recorded
DATE:	January 29, 2015
PROGRAM:	“ESPN 980-Washington”
SUBJECT:	Mohamed Sanu and Buck French, Fantex

Unidentified Host, Host, ESPN 980, Sports Fix:

Mohamed Sanu, wide receiver, Cincinnati Bengals is with us here on the Sports Fix, he’s also here with Buck French, the founder and entrepreneur who started Fantex which is actually a very interesting business, we get to that in a moment. Redskin fans know Mohamed…Mohamed Sanu because a couple of years ago you came in and on the first play of the game you threw a touchdown pass. You remember that one?

Mohamed Sanu, Cincinnati Bengals, wide receiver:

Yeah I definitely do remember that play it was, it was an awesome play to be a part of actually like my first game really planning on starting it was a good feeling to throw a touchdown pass the first play of the game.

Unidentified Host:

You seemed to catch the defense napping a little bit, they had no idea. You played for Jay Gruden, who’s your offensive coordinator there, he’s now the head coach in Washington. Did you follow how his first season went and tell us a little bit about your thoughts about Jay?

Sanu:

I saw they had a [inaudible] I liked Coach Gruden and I think he’s an all-around great guy he’s a you know an [inaudible]  coach I would say he’s fun to play with and you know he’s outgoing and he’s energetic and he likes, you know have some of his players cause he’s a great coach.

Unidentified Reporter #1:

[inaudible] [asking question]

Sanu:

I would see him from time to time but I’m, he had business to take care of as far as [inaudible] whenever he was in town, he was doing our game we got to talk but other than that not as much as you would think.

Unidentified Reporter #1:

[inaudible] [asking question]

Sanu:

I’m not sure. I really have no idea, I just know [inaudible].

Unidentified Host:

You know you guys you made it to the playoffs three straight years, right? And haven’t gotten a win and this year that game at Indy [sic] , you had a shot there in the first half to keep it close and then it kinda got away from you in the second half. How do you take that next step in the post season?

Sanu:

I think it’s the mindset [inaudible].

Unidentified Host:

We’re talking to Mohamed Sanu and also Buck French, he’s with us and talk to Buck here for a moment. Buck is the founder of Fantex, which is essentially a stock exchange for players, Buck takes actual players and the futures that their careers, I’ll let you explain it better, it takes him a couple, he’s got four players now and it’s started with, you know University of Maryland’s own Vernon Davis. He’s got Bills quarterback EJ Manuel, Mohamed, he’s also there and Alshon Jeffrey. This is a pretty interesting, you know a lot of guys [unintelligible] gambling, stock market, you know it all sort of comes together. Tell us about the company, tell the people sort of how it works with Mohamed as an example.

Buck French, CEO & co-founder, Fantex:

Sure, I’ll take the gambling out, two great passions right sports and finance. So, we acquired the future cash flow stream of professional athletes, so we bought 10% of Mohamed Sanu’s future brand income, so that’s what he does on the field, current and future NFL playing contracts, off the field endorsements, appearance fees, post career goes into broadcasting. We paid him $1.6 million dollars for that 10% interest we raised that capital by registering the security that we sold to the general public via Fantex.com. So the security trades today, you go to Fantex.com and actually see you know where the stock price is and buy and sell shares based on the supply and demand.

Unidentified Host:

So you actually offered 10% of Mohamed Sanu’s future earnings to the public, and you raised $1.6 million dollars which you gave to him, which puts his value at $16 million future earnings and if he exceeds that, even better.

French:

Exactly, so we valued, we looked at his future cash flow potential, estimate his future contracts at about $30 million dollars. So we discounted that, bought it at $16 million as you quoted out, it’s childhood math by the way.

Unidentified Host:

That was an easy one.

French:

Well actually we had a guy who went to Princeton, get it wrong. I’m not going to mention who. And our goal and our business is about helping enhance that future cash flow stream, not for what he does on the field cause clearly we can’t help him with that, which he did a great job this year especially when he got his opportunity as the number one, they averaged close to a hundred yards a game so he, let alone I think he has a perfect QBR rating as a player.

Unidentified Host:

Yes he does.

French:

We believe that can by creating a greater audience beyond just being a great football player will create more opportunities for his brand to generate income.

Unidentified Host:

What do you think of this? Do you get online and check where you’re trading, where your stock is?

Sanu:

No, not always no, I do from time to time but I try to spend most of my time with football and preparing myself for the next season and you know stuff like this. [inaudible]

Unidentified Reporter #2:

[inaudible] [asking question]

Sanu:

[inaudible] being drafted by the Bengals [inaudible]

Unidentified Reporter #3:

[inaudible] [asking question]

Sanu:

It’s Coach Lewis that called me, and when called me it went to voicemail, [inaudible] I don’t know why it went to voicemail and our receiver coach he called me and I picked up and then he told that I had been drafted. I asked for real this time and just started laughing out loud. I was like yeah, I would love to.

Unidentified Host:

Well, it’s turned out well I mean you’re having a nice young career so far, you’re playing on a team that’s gotten to the post season three straight years. Let’s talk about the game Sunday that everybody’s going to be watching. You have a gut feel one way or the other on this matchup.

Sanu:

I have to go with the Patriots, I just don’t know, you know Bill Belichick [inaudible] Tom Brady, you know they’re just gonna get the drop [inaudible].

Unidentified Host:

Andy Dalton does he ever heat the balls up on the sideline when it’s cold in Cincinnati.

Sanu:

No, I don’t think he does. I think he’s more focused on how well [inaudible] looking at plays and pictures and talking to Coach Jackson about the upcoming drive.

Unidentified Host:

Buck, tell us how people can find out more about Fantex.

French:

Yeah, people can go to Fantex.com, F-A-N-T-E-X dot com and check it out.

Unidentified Host:

Thanks both of you.

French:

I appreciate it.

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Annex C

Transcript of the Broadcast

MEDIA:	Radio Interview
STATION:	Radio — NBC Sports
DATE:	January 29, 2015
PROGRAM:	“NBC Sports Radio with Newy Scruggs”
SUBJECT:	Mohamed Sanu and Buck French, Fantex

Unidentified Speaker # 1:

At Radio Row is Mohamed Sanu, Wide Receiver, the Cincinnati Bengals on the tear right now.  I got you late in my fantasy draft… Man you saved my bacon a whole lot of times.  Because I knew… I followed Andy Dalton, I covered him when he was at TCU.  So, I knew Andy liked you.  That’s always, if the quarterback likes your receiver, you just gotta play him.  Mohamed Sanu’s gonna have a good year… made me look like a genius [Crosstalk]  Thank you Brad.  I know you could give a rat’s rear end about fantasy football but I just want to let you know.

Mohamed Sanu, Wide Receiver, Cincinnati Bengals, NFL:

[unidentified].  [crosstalk].  I’m glad I had your back man.

Unidentified Speaker # 1:

What was it last season like for you where you finally got an opportunity?  AJ Green we know.  One of the top 5 wide receivers in the game.  But being on that other side, being that option, because if they’re gonna double AJ, you’re gonna have some one on one coverage and the ability to make some plays to show people what you can do in Cincinnati.

Sanu:

It was a great opportunity with [unintelligible], to show what I can do.  Let people know that… [unintelligible].

Unidentified Speaker # 1:

What’s the next step forward for the Bengals in terms of winning that first playoff game and going to another level?

Sanu:

I think it’s the mindset and us you know, building that camaraderie where we’re headed that we think we are.  And, the next man, doing everything he can do, and just sacrificing more for each other and knowing each situation that you know we can depend on each other and start  [unintelligible].

Unidentified Speaker # 1:

Your appearance brought to us by Fantex right here.  And, you brought the man with you.  Buck French the CEO of the company here.  Alright.  Fellas, tell us about your company.

Buck French, Co-Founder, Fantex:

Yeah, so, we’re excited to be working with Mo [phonetic], he’s had a great season.  I’m glad he saved you on your fantasy season.  Is he getting points when a wide receiver throws a touchdown pass?

Unidentified Speaker # 1:

Yes.

French:

Do you?

Unidentified Speaker # 1:

Yes.

Brad Jackson, interviewer:

If this man scoring, we’re doing well.

French:

That’s good.  So, we’ve acquired 10% of Mo’s future brand income.  So, his current and future NFL playing contracts, endorsements, appearance fees.  In order to fund that acquisition, which we paid him $1.6 million for, we sold—we registered security with the SEC and we sold it to the general public via Fantex.com.  So, you can actually go to Fantex.com right now and see the stock trading.

Unidentified Speaker # 1:

Get outta here. $1.6 million bucks. Man. Can a brother get a loan?

Sanu:

Yeah. Put a little interest rate on that, but I got you.

Unidentified Speaker # 1:

Mohamed here’s the Super Bowl down here in Arizona.  We’ve got the Patriots.  We got the Seahawks.  You guys played the Patriots this year.  Who do you like to win this game?

Sanu:

I’ll have to go with the AFC team the Patriots.  Tom Brady [unintelligible] he just knows how to win and he has a great defense… [unintelligible] Devin McCourty back there...  I know those guys.  They play hard, they’re tough, they’re a very smart defense.  Bill Belichick…

Unidentified Speaker # 1:

When you played them this year, were they deflating footballs?

Sanu:

I don’t know.  I know that they were whooping on us pretty good though.

Unidentified Speaker # 1:

Mohamed Sanu, Buck French.  Hey, thank you guys so much for talking on NBC Sports Radio and NBCsportsradio.com.  Fellas, appreciate it.

French:

Yeah.  Thanks.

* * * * *

Annex D

Transcript of the Broadcast

MEDIA:	Radio Interview
STATION:	Radio — Sirius XM
DATE:	January 29, 2015
PROGRAM:	“NFL: The Opening Drive”
SUBJECT:	Mohamed Sanu and Buck French, Fantex

Unidentified Speaker # 1:

[unintelligible] as we get closer and closer to Super Bowl 49.  We’ll be talking with the New England Patriots in about 30 minutes live from their hotel.  Justin Tuck will join us in about 10 minutes.  Right now though, very happy to be joined by Mohamed Sanu.  He’s a friend of the program.  We’ve spoken to him a bunch here on opening drive over the years.  Even going back to when during the pre-draft process, he has teamed up with Fantex Inc.  It’s a brand building company.  I know most of you have already heard about this.  It’s where you can purchase a minority interest in an athlete like they have these brokerage services.  I’ll actually bring in Buck French who is the CEO.  I think most people know about Vernon Davis.  He was the first one. Right?  You can basically buy stock in players.  So, my question, you know we got an NFL player here.  I’m sorry Mohamed.  I got a question.  Mohamed Sanu is here by the way.

Buck French, Co-Founder, Fantex:

That’s the first time I’ve ever been you know put ahead of the player.

Unidentified Speaker # 1:

I talked to Mohamed before though.  I never talked to you.  How is this legal that I can buy stock in Mohamed right now?  How is it like a legal thing?

Buck French, Co-Founder, Fantex:

It is legal.  Just to get that out there up front… [laughter]  We signed a contract with Mo [phonetic] to acquire 10% of his future cash flow.  So, that’s both his current future NFL playing contracts, endorsements, appearance fees.  So, his off field as well.  His post career around his consumer persona. We paid him $1.6 million to acquire that 10% interest.  Our goal is to help him enhance that cash flow stream, create greater exposure for him such as this and ultimately that contract may register as a security within Securities and Exchange Commission to create a stock that trades on Fantex.com.  So, it’s all legit.  It’s interesting, new, innovative, but at the end of the day it’s all about the underlying cash flow that’s tied to the brand of Mohamed Sanu.

Unidentified Speaker #2:

Now, it starts when he signs it to when—when does it end?

French:

In perpetuity.

Unidentified Speaker #1:

Wow!  And, so, his valuation is $11.6 million?

French:

His valuation is $16 million.

Unidentified Speaker # 1:

Oh, $16 million.  Yeah yeah.  How about my math right there!  I went to Princeton!  [crosstalk]  But, $16 million for Mohamed Sanu.

Unidentified Speaker # 2:

I got a phone.  We can just—there’s a calculator on your phone.

Unidentified Speaker # 1:

$1.6 and I thought 10%.  I can’t explain it.  It’s too early in the morning.  I got up at 3:45 to do my local show at 3:45 you know.  So, your valuation is $16 million.  It’s pretty cool man.

Mohamed Sanu, NFL, Wide Receiver, Cincinnati Bengals:

Yeah, it’s pretty cool experience to be able to you know be a business.  You know, approach it as a business and not also you know be another football player but I’ll also be a businessman and you know approaching my career and my life like that...

Unidentified Speaker # 1:

So, it kind of locks in the fact that you know Fantex is gonna help you get stuff for the rest of your career to try and you know [crosstalk]

French:

Exactly.  I mean like we can’t help what he does on the field and he had a fantastic year this year.

Unidentified Speaker # 1:

Definitely.  Yes.

French:

You know, he stepped up on 4 games is number one and you know averaged about 100 yards per game and you know if you’d extrapolated that out of the season you would have a 1,500 yard season if he stayed as the one.  So, we think there’s great potential in both what he does on the field but importantly he’s a great person and our goal is to help expose him to a wider audience than just you know, the greater Cincinnati area.

Unidentified Speaker # 1:

What are his commitments in that regard?

French:

There’s none.  He owns 90% of his brand income.  We acquired 10%.  So, his responsibilities are to do what he’s been doing, which to be a good human being, go out and do the best you can and approach you know his career as a business which I think is a great way, regardless of Fantex, for any player, I mean, you guys played in the NFL… It is a business.  I mean people see the team operating as a business, but often times they don’t ask the player to operate as a business.  And it is.  He runs a multimillion dollar corporation.  And, that’s a rarity.  You know it’s not a corporation corporation but you know it generates millions of dollars.

Unidentified Speaker # 1:

So, what is his current stock price?  Going up?  Going down?  And it fluctuates during the season?

French:

You know he’s only a—stock price is what the market determines.  But, he’s gone up from $10. I think the last trade was it like $12.30.  So, his market cap is around $20 million, $21 million.

Unidentified Speaker # 1:

I bet you when AJ was hurt and you’re making those one handed catches and stuff [laughter] Stock up!  Now, talk about, you know, the transition that you had from college to pro.  Cause in college you’re more like a running back to sort of speak.  You know, and now learning the intricacies of playing wide receiver.  Now, talk a little bit about that.

Sanu:

Well those are a little rough you know.  First, you know, I would say a couple games and training camp was, you know, my last year I really played receiver at Rutgers mainly—that was only I would say receiver and the first 2 years I played wildcat quarterback and you know I bounced around a lot.  So, you know, to be able to have basically a full 4 years of being receiver this year is really like a year where you know I took it, the bull by the horn. I was able to you know sharpen my tools and my game and you know become one of a really, really good receiver.  So …

Unidentified Speaker # 1:

Now, how is he can say that he is one of the best.  You can say that.  Don’t be afraid of that.  [laughter].  But, AJ Green.  A lot of people you know give him a lot of credit for you know for that talent and the athlete he is.  How does that help you in the sense that you get to watch this guy, you get to understand.  This guy was a receiver from day one.  And, he’s receiver all through Georgia.  So, there’s a lot that you can learn from him.  How’s that been?

Sanu:

Oh, it’s been great.  It’s been a great experience you know.  We’ve learned from each other you know a lot.  And, we always ask each other questions and on how you attack this defense or how you use this stunt in this row and you know we just you know bounce off each other and you know including Marvin Jones.  He’s a fine wide receiver.  Great mind and we all combine our minds together you know to become a better receiving group.

Unidentified Speaker # 1:

So, last question.  It’s a quick one.  Give me the outlook for next year.  Give me some insider trading info on your stocks here.  [laughter].

French:

He can’t talk about.  [laughter].  Trying to get me in trouble here.

Unidentified Speaker # 1:

It’s all legal man.  You can.  No insider trading here.

French:

You’re exactly right.

Unidentified Speaker # 1:

Tell me how you’re gonna do next year.  I need to know man.  Nobody should buy your stock here now.

Unidentified Speaker # 3:

That Princeton education again getting you in trouble.

Unidentified Speaker # 1:

First, you can’t use the calculator, now you’re trying to get insider trading.  [laughter].  I’m never gonna live that down.  I don’t even want to look at my Twitter right now.  [laughter].  Mohamed, Buck, we really appreciate the time.  Thanks so much.  Thanks for coming on.  Thanks.  We’re gonna hit the first break here of hour number one.  That Fantex is cool.  You guys should absolutely go to Fantex.com and maybe even buy …

* * * * *